UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 23, 2011

CHINA RITAR POWER CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-25901	87-0422564
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 405, Tower C, Huahan Building,
16 Langshan Road, North High-Tech Industrial Park,
Nanshan District,
Shenzhen, China, 518057
 (Address of Principal Executive Offices)

(86) 755-83475380
Registrant’s Telephone Number, Including Area Code:

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 23, 2011, the Board of Directors of China Ritar Power Corp. (the “Company”) authorized the executive officers of the Company to provide notice to the Nasdaq Stock Market (“Nasdaq”), pursuant to Nasdaq Marketplace Rule 5840(j), of its intent to file a Form 25 and voluntarily delist the Company’s common stock from the Nasdaq Global Market.  The Company provided such written notice to Nasdaq on June 23, 2011.

Upon delisting from the Nasdaq Global Market, the Company expects that trading of the Company’s common shares by shareholders may be effected through quotations on the Pink OTC Market (a centralized quotation service that collects and publishes market maker quotes for securities). This will require at least one market maker to quote the Company’s common shares on the Pink OTC Market after the market maker complies with Pink OTC Market rules.  There is no assurance that a market maker will comply with those rules.

On June 23, 2011, the Company issued a press release regarding its intent to delist its common stock from the Nasdaq Global Market, and a copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company has previously reported its receipt of notices from Nasdaq indicating that the Company is not in compliance with Nasdaq Global Market listing requirements contained in Marketplace Rule 5250(c)(1), which requires timely filing of SEC periodic reports, due to the failure to timely file its annual report on Form 10-K for the fiscal year ended December 31, 2010 and its quarterly report on Form 10-Q for the three months ending March 31, 2011.

Item 9.01.  Financial Statements and Exhibits

The following exhibit is attached to this Current Report on Form 8-K:

99.1           Press Release of the Company issued on June 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Ritar Power Corp.

Date: June 23, 2011	By:	/s/ Jiada Hu
Jiada Hu
Chief Executive Officer